Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE August 19, 2009

FOR INFORMATION: Therese Clay, XO Marketing, (801)272-8686, therese@xomktg.com

SONIC INNOVATIONS AWARDED CONTRACT

FROM U.S. VETERANS ADMINISTRATION

Company to become a supplier of hearing aids to U.S. veterans

SALT LAKE CITY—Sonic Innovations has been awarded a contract to supply hearing aids to the U.S. Veterans Administration (VA) beginning Nov. 1, 2009. According to industry data from the Hearing Industry Association, the VA represents approximately 18 percent of the market for hearing aids and experienced unit growth of more than 29 percent for the three months ended June 30, 2009 compared to the same period of 2008.

In response to the contract award, Sonic Innovations CEO Sam Westover said, “Winning the VA contract is a significant opportunity for Sonic. It allows us to provide hearing care to the single largest purchaser of hearing aids in North America.” According to contract documents, the VA anticipates purchasing from the qualified suppliers approximately 430,000 hearing aids in first year of the contract, with steady growth in volume over the following four years.

Westover indicated this award was particularly gratifying because it provided Sonic another opportunity to support the men and women of the military. “As a U.S. company, we are excited to be able to provide our technologically advanced hearing aids to our U.S. veterans. Hearing damage is the leading disability being faced by our returning veterans, and we are looking forward to the opportunity to serve them,” Westover said.

Sonic submitted its proposal to the VA in response to a request for proposal issued earlier this year. Sonic was successful in receiving an award in each of the categories in which it bid, allowing it to sell its custom, behind-the-ear and receiver-in-canal products through the VA. The contract award from the VA is a one-year contract with four one-year extension options. Sonic anticipates participating on the contract for the entire five years.

ABOUT OTIX GLOBAL AND SONIC INNOVATIONS:

Sonic Innovations is part of the Otix Global, Inc. family, which is a global provider of superior hearing solutions. The company is passionate about quality, technology, and improving lives through enhanced hearing. The Otix Global family is dedicated to the growth and success of their hearing-healthcare partners. Otix Global is listed on the NASDAQ Global Market System (OTIX) and can be found online at www.otixglobal.com.

Sonic Innovations, headquartered in Salt Lake City, Utah, has international offices and manufacturing centers across the globe. In conjunction with their distributor partners, Sonic Innovations has provided hearing care services and solutions in more than 25 countries.

Sonic Innovations partners have prescribed more than 1 million Sonic hearing instruments.

This press release may contain “forward-looking statements” as defined under securities laws. Actual results may differ materially and adversely from those described herein depending on a number of factors including, but not limited to, the following risks: we face aggressive competition in our business; we may not receive significant orders from the VA; the VA may not exercise one or more of the contract extensions in our favor; acquisitions could be difficult to integrate and disrupt our current business and therefore may harm our operating results; we may not launch more product lines this year; our products may not help people hear better or more naturally; we may poorly operate newly acquired businesses; we may lose a large customer or suffer a reduction in orders from a large customer; we must have innovative, technologically superior products to compete effectively; our products, due to their complexity, may contain errors or defects that are only discovered after sales by our customers, thus harming our reputation and business; we may have issues with intellectual property; and we have important international operations, which expose us to a variety of risks including government reimbursement, that could impact sales and operating results. For additional information regarding the risks inherent in our business, please see “Factors That May Affect Future Performance” included in our Annual Report on Form 10-K for the year ended December 31, 2008, and Forms 10-Q for the quarters ended March 31, 2009 and June 30, 2009, as filed with the Securities and Exchange Commission.

We undertake no obligation to revise our forward-looking statements to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.